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Exhibit 10(i)

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

To the Board of Directors of
C.M. Life Insurance Company

We consent to the inclusion in this Post-Effective Amendment No. 3 to the Registration Statement of C.M. Multi-Account A (OFFITBANK segment) on form N-4 (Registration No. 33-61643), of our report dated March 11, 1998 on our audits of the OFFITBANK segment of C.M. Multi-Account A, and of our report dated February 6, 1998 on our audits of the statutory financial statements of C.M. Life Insurance Company, which includes explanatory paragraphs relating to the use of statutory accounting practices, which differ from generally accepted accounting principles. We also consent to the reference to our Firm under the caption "Independent Accountants."

                                                       Coopers & Lybrand L.L.P.
Springfield, Massachusetts
April 24, 1998

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